SUBSIDIARIES OF MILTOPE GROUP INC.

                                                                 % Owned
                                                                 Direct or
    Name                             State of Incorporation       Indirect
    -------------------------------  ----------------------     ------------
    Miltope Corporation                     Alabama                 100%

    Miltope Business Products, Inc.         New York                100%